                                                                                            Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Announces Sale of Handymax Vessel

NEW YORK, January 22, 2007 - Genco Shipping & Trading Limited (NASDAQ: GSTL) today announced it has reached an agreement to sell the Genco Glory, a 1984-built Handymax vessel to Cloud Maritime S.A. for $13.15 million less a 1% brokerage commission payable to a third party. The Company expects to realize a net gain of approximately $3.6 million from the sale of the vessel in the first quarter of 2007. The delivery of the Genco Glory is expected to take place upon the expiration of the vessel’s current time charter between February 1, 2007 and March 15, 2007.

Robert Gerald Buchanan, President, said, “Our sale of the Genco Glory, the oldest vessel in our fleet, at a favorable price demonstrates management’s success in acting opportunistically to capitalize on the strong drybulk market for the benefit of our shareholders. Following the completion of the sale, we will further enhance the profile of our modern, high quality fleet. The average age of Genco’s fleet will improve to 8.9 years, well below the industry average.”

John C. Wobensmith, Chief Financial Officer, commented, “With an expected profit of approximately $3.6 million, this transaction further strengthens our balance sheet. Our solid financial position provides significant flexibility as we continue to seek accretive acquisitions that meet our strict criteria. In pursuing strategic opportunities to continue to grow our fleet and further consolidate the drybulk industry, we remain committed to distributing sizable dividends to our shareholders. With approximately 64% of our fleet’s available days secured on contracts for 2007 after giving effect to this transaction and our recently-announced time charters, we are well positioned to continue to meet this important goal.”

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. After the sale of the Genco Glory, Genco Shipping & Trading Limited will own a fleet of 19 drybulk vessels, consisting of seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 988,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward-looking statements contained in this report are fulfillment of the closing conditions under the Company’s agreement to sell the Genco Glory and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.

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